Exhibit 10.1

SEMTECH CORPORATION
EXECUTIVE STOCK OWNERSHIP GUIDELINES

As amended effective August 17, 2016

Consistent with an emphasis on higher standards of corporate governance, the Compensation Committee (the “Committee”) of the Board of Directors of Semtech Corporation, a Delaware corporation (the “Company”), believes that the investment community values stock ownership by officers and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, the Committee believes that ownership of Company stock by officers should be encouraged.

Covered Individuals

These Executive Stock Ownership Guidelines (these “Guidelines”) apply to the Company’s officers who are determined by the Company’s Board of Directors to be subject to Section 16 of the Securities Exchange Act of 1934 (each, an “Executive Officer”).

Chief Executive Officer Target Ownership

The Chief Executive Officer should seek to acquire and maintain a level of ownership of Company common stock that has a fair market value equal to five times the Chief Executive Officer’s annualized base salary level as in effect from time to time.

Executive Officer Target Ownership

Each Executive Officer other than the Chief Executive Officer should seek to acquire and maintain a level of ownership of Company common stock that has a fair market value equal to two times the executive’s annualized base salary level as in effect from time to time.

Retention/Holding Requirements

If an Executive Officer’s level of ownership of Company common stock does not satisfy the applicable level provided for above, the Executive Officer is expected to hold at least 50% of net vested shares acquired upon the exercise, payment or vesting, as the case may be, on or after the effective date of this amended version of these Guidelines first set forth above of any stock option, stock unit, restricted stock, or other equity award granted by the Company to him or her. For this purpose, the “net vested shares” acquired means the net number of vested shares acquired upon exercise, payment or vesting, as the case may be, of the award, less and after giving effect to any shares sold or withheld to pay the exercise price of the award (in the case of stock options) and any applicable withholding obligations arising from the exercise, vesting or payment of the award.

Each Executive Officer should work toward achieving the applicable target level of stock ownership with the objective of meeting the Guidelines within five years of becoming subject to these Guidelines. Once the Executive Officer has achieved the target level of stock ownership, the Executive Officer should maintain at least that level of ownership for the duration of his or her tenure with the Company and, if his or her level of stock ownership should fall below the target level (for example, and without limitation, as a result of an increase in base salary or a decline in Company stock price) during his or

Executive Stock Ownership Guidelines        Amended August 17, 2016

her tenure with the Company, the retention/holding provisions above will again apply until the Executive Officer has again achieved the applicable target level of stock ownership.

Implementation

For purposes of determining whether the above ownership target is satisfied, the following sources of stock ownership will be included:

•
shares of Company common stock purchased by an Executive Officer on the open market or acquired and held upon exercise of stock options and/or after the vesting of any Company restricted stock or similar awards;

•	shares of Company common stock owned directly by the spouse or minor children of an Executive Officer, if the spouse or minor children reside with the Executive Officer;

•	restricted shares of Company common stock granted to an Executive Officer by the Company, whether or not vested;

•	stock units granted by the Company, whether or not vested and whether or not payable in stock or cash of equivalent value; and

•	shares of Company common stock held in a trust established for estate and/or tax planning purposes that is revocable by an Executive Officer and/or the spouse of an Executive Officer.

For purposes of determining whether the ownership target is satisfied, shares underlying any unexercised outstanding option, whether or not vested, will not be included.

Other Important Information

Executive Officers are also subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of an Executive Officer to buy or sell shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934. Any resales of Company shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of SEC Rule 144. Compliance with these Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

Amendment; Waiver

The Committee reserves the right to amend these Guidelines from time to time and may, in its discretion, suspend or grant waivers to these Guidelines from time to time in such circumstances as it may deem appropriate.

Adopted by the Compensation Committee August 17, 2016

Executive Stock Ownership Guidelines        Amended August 17, 2016